Exhibit 10.1

Translation from the French for information purpose only

EUROPEAN FACTORING AGREEMENT

EUROPEAN PASS

Eurofactor

Mailing address: 12, place des Etats-Unis, CS 20001, 92548 Montrouge cedex, France

Registered office: 12, place des Etats-Unis, 92120 Montrouge

Tel.: +33 (0)1 43 23 70 00 – www.eurofactor.fr

Eurofactor – Finance company authorized by the French Prudential Control Authority (Autorité de Contrôle Prudentiel), société anonyme with share capital of EUR 110,606,820 Euros – Nanterre Trade and Companies Register no. 338 871 259

Siret no. 333 871 259 00268 – EU intra-community VAT no. FR 34 333 871 259 – APE 6492Z

Translation from the French for information purpose only

THIS FACTORING AGREEMENT has been executed by and between the FOLLOWING PARTIES:

1. EUROFACTOR, company organized under French law, having its registered office at 12, place des Etats-Unis, 92120 Montrouge, France, incorporated with the Nanterre Trade and Companies Register under the number 333 871 259, whose representative has received due authorization for the purpose of this Agreement (“Eurofactor”);

2. NA PALI, company organized under French law, having its registered office at 162 RUE BELHARRA, 64500 SAINT-JEAN DE LUZ, incorporated with the BAYONNE Trade and Companies Register under the number 331 377 036, whose representative has received due authorization for the purpose of this Agreement (the “CMI”); and

3. EMERALD COAST, company organized under French law, having its registered office at 163 RUE BELHARRA, 64500 SAINT-JEAN DE LUZ, incorporated with the BAYONNE Trade and Companies Register under the number 412 730 848, whose representative has received due authorization for the purpose of this Agreement (the “French Client”); and

4. KAUAI, company organized under German law, having its registered office at FRANKFURTER RING 162, 80807 MUNICH, incorporated with the Munich Trade and Companies Register under the number DE-811592855, whose representative has received due authorization for the purpose of this Agreement (the “German Client”); and

5. LANAI, company organized under English law, having its registered office at Z BLOCK UNIT 2003, 2nd FLOOR, THE OLD TRUMAN BREWERY BRICK LANE, LONDON E1 6QL, incorporated with Companies House London under the number GB-691066035, whose representative has received due authorization for the purpose of this Agreement (the “English Client”); and

6. SUMBAWA, company organized under Spanish law, having its registered office at 4 PLAZA EMILI MIRA, 08022 BARCELONA , incorporated with the Barcelona Trade and Companies Register under the number ES-B61298212, whose representative has received due authorization for the purpose of this Agreement (the “Spanish Client”), designated individually as the “CLIENT” and collectively as the “CLIENTS.”

designated hereinafter collectively as the “Parties” or individually as a “Party.”

Translation from the French for information purpose only

Table of Contents

Introduction

1.	Interpretation and Introductory Remarks

2.	Designation of the CMI as Agent

3.	Third Party Service Provider

4.	Assignment of Receivables

5.	Exclusions

6.	Delivery of Receivables

7.	Approval of Receivables

8.	Third Party Credit Insurance

9.	Current Account

10.	Financing

11.	Financing Limits

12.	Disputes – Debit from the Current Account

13.	Credit Notes

14.	Guarantee Account

15.	Reserve Fund and Accounts

16.	Recovery of Assigned Receivables

17.	Remuneration

18.	Representations and Warranties, Liability and Indemnities

19.	Communication

20.	Audits

21.	Event of Default

22.	Term - Termination

23.	Miscellaneous Provisions

24.	Confidentiality

25.	Costs and Expenses

26.	Signature

27.	Applicable Law and Jurisdiction

Annex 1	Assignment Method Applicable to the Assigned Receivables

Annex 2	Definitions

Annex 3	Specific Terms and Conditions

Annex 4	EOL General Terms and Conditions of Usage

Translation from the French for information purpose only

INTRODUCTION

Eurofactor is a financial establishment having as its corporate purpose the purchasing, management and financing of Receivables.

The Clients make up a group of companies whose principal business activity consists of trading in sports articles and clothing.

Eurofactor is providing the Clients, including NA PALI (331 377 036), acting in its own name and on its own behalf and also in the capacity of agent, in the name and on behalf of each of the Clients (the Center of Main Interest, hereinafter, the “CMI”), with services that may include guaranteeing against their Debtors’ risk of insolvency and the financing, recovery and collection of their Receivables.

As a consequence, the Clients will assign to Eurofactor all of their commercial Receivables, fulfilling the conditions set out below. The Assignment of these Receivables will be carried out in accordance with the legal rules applicable to said Receivables.

THE FOLLOWING HAS BEEN AGREED:

1.	INTERPRETATION AND INTRODUCTORY REMARKS

1.1 Contractual documents

The European factoring agreement (the “Agreement”) is comprised of these general terms and conditions and of the annexes.

1.2 Divergence

In the event of any divergence between the provisions contained in the annexes, on the one hand, and the provisions of the Agreement, on the other hand, the annexes will take precedence.

1.3 Definitions

Unless otherwise stipulated, all terms used in the Agreement have the meanings defined in Annex 2.

1.4 Exclusivity

The Agreement sets out, in an exclusive manner, all of the provisions agreed by and between the Parties; the Agreement replaces any previous accord, treaty or agreement relating to the financing by Eurofactor of the Clients’ commercial Receivables.

Translation from the French for information purpose only

2.	DESIGNATION OF THE CMI AS AGENT

2.1 Each Client hereby appoints NA PALI (331 377 036) as agent, designated the CMI, tasked with the performance of all rights and obligations generated by the Agreement.

The CMI hereby accepts the assignment entrusted to it and makes an undertaking to perform the assignment as a prudent, diligent and informed agent.

Each Client and the CMI hereby undertake to provide to Eurofactor all of the documents necessary for such appointment to be effective.

Pursuant to this authorization, Eurofactor will be released from all of its obligations with respect to each Client if it has performed such obligations with regard to the CMI. The provisions of the Agreement will be interpreted accordingly.

2.2 Except where a different interpretation is required by the context, the CMI is considered to be acting both in its own name and in the name of each Client.

2.3 The Clients and the CMI will be responsible for the execution of all contracts necessary for the execution of the Agreement.

3.	THIRD PARTY SERVICE PROVIDER

3.1 For the needs of the Agreement, Eurofactor has the right to appoint one or several third parties (the “Service Providers”) in order to perform, on behalf of Eurofactor, certain of its obligations pursuant to the Agreement, it being stipulated that Eurofactor still retains liability with regard to the Client or the CMI, as applicable. Each Client hereby accepts the appointment of the following companies in the capacity of Service Providers:

(a) any company in the Eurofactor Group, and

(b) any company in the IFG Group and/or FCI Group.

3.2 Each Client may be assisted or represented by one or several third parties for the performance of certain of the transactions set out in the Agreement incumbent upon such Client, subject to:

(a) such Client remaining at all times liable with regard to Eurofactor for the proper performance of these transactions;

(b) the third party in question making an undertaking directly to Eurofactor to comply with all of the obligations of this Client pursuant to the Agreement; and

(c) Eurofactor having given the relevant Client its prior written agreement to such appointment.

4.	ASSIGNMENT OF RECEIVABLES

4.1 Each Client or, as applicable, the CMI makes an undertaking to Assign to Eurofactor all of its Receivables generated starting from the Effective Date and continuing throughout the term of the Agreement, in accordance with the terms and conditions set out in the Agreement.

Translation from the French for information purpose only

Throughout the entire term of the Agreement, the Clients agree not to enforce their Receivables, in any form whatsoever, via any third party.

4.2 The Parties agree that each Assignment of Receivables will be carried out, as stated in annex 1, in accordance with the provisions defined by the law governing the Receivables in question, in accordance with methods approved by Eurofactor.

4.3 The assignment of each Receivable includes all of the Charges and Related Rights related to such Receivable.

4.4 The Purchase Price of a Receivable is equal to its nominal value (inclusive of VAT). It is payable as stated at Article 9.2 of the general terms and conditions.

4.5 Eurofactor is not bound by any of the rights and obligations generated by the Deed of Sale and will not incur any liability on the grounds of the total or partial non-performance, or the poor performance, of such agreement.

4.6 Via a separate deed, Eurofactor will forward to the relevant Clients and/or the CMI, as applicable, the elements relating to the Assignment of Receivables, i.e., as applicable:

•	The template deed of Assignment of Receivables in favor of Eurofactor;

•	The assignment reference that must be featured on invoices by the Client or the CMI, as applicable;

•	The template notification to be addressed by the Client or the CMI, as applicable, to Debtors.

5.	EXCLUSIONS

5.1 The scope of application of the Agreement excludes Receivables:

(a) that represent Intermediary Invoicing; or

(b) where the Debtor in question is a private individual; or

(c) that relate to services or supplies provided by a subcontractor; or

(d) that have been issued to Debtors of the Client that are also its suppliers; or

(e) where the Debtor (i) has transferred its registered office or principal establishment outside of an Agreed Debtor Country or (ii) is not incorporated pursuant to the law of an Agreed Debtor Country; or

(f) for which the Debtor in question fails to meet the expected worthiness criteria or if its country of residence happens to be experiencing circumstances, notably political or economic circumstances, contrary to established norms of financial security; or

(g) that are owed by a Debtor that is an Affiliated Company of a Client or that has financial links or shareholders in common with the Client or that takes part in either its operation or management, or if these are Receivables that Eurofactor considers to constitute an intra-company account or an internal account; or

Translation from the French for information purpose only

(h) that represent a provision of funds or consignment, an advance invoice, a conditional sale, a sale with option to return, a sale on a trial basis, a consignment sale or any other basis for repurchase or return; or

(i) for which cash constitutes the anticipated means of payment.

Compliance with these exclusions is incumbent upon the Client or the CMI, as applicable.

5.2 Eurofactor is not obliged to purchase the Receivables of a Client if, at the time of the proposed Delivery:

(a) one of the declarations made or guarantees given by each of the Clients and the CMI referred to at Article 18 of the general terms and conditions is null and void and/or inaccurate;

(b) an event of default referred to at Article 21 of the general terms and conditions has occurred.

6.	DELIVERY OF RECEIVABLES

6.1 Each Client or the CMI, as applicable, must send each Receivable to Eurofactor, immediately upon issuance, accompanied by the documents and supporting evidence defined in the specific terms and conditions.

It is compulsory for any Receivable for an amount in excess of 150,000 Euros to be accompanied by a purchase order and proof of delivery or of the service provided.

6.2 If a Client or the CMI, as applicable, is not able to forward the documents and supporting evidence described in the specific terms and conditions in relation to a Receivable, such Client, or the CMI, as applicable, must deliver this Receivable to Eurofactor separately from all of the other Receivables included in the Delivery in question and must clearly stipulate this in said Delivery.

6.3 Other than the obligations arising from the Agreement, each Client or the CMI, as applicable, by including a Receivable in a Delivery, guarantees to Eurofactor that:

(a) All of the elements contained in a Delivery are correct and complete;

(b) The Receivable, governed by the law of the Client country, corresponds to a Deed of Sale that is genuine and fully executed, whose price and payment conditions are in line with the provisions of the Deed of Sale, that must be executed in the context of the Client’s usual line of business;

(c) The invoices have been made out in accordance with the legislation in force and, in particular, feature the method of payment and the date due;

(d) The Receivable is payable in the Client country and that the Client has no obligation toward the Debtor or any third party whatsoever liable to reduce the value of the Receivable or to effect its payment to Eurofactor;

(e) The payment terms and conditions have not been modified after delivery and/or performance of the services rendered;

(f) The Receivable can be freely assigned to Eurofactor, free of any third party rights or charges, and, more generally, that no legal or contractual rule acts as an obstacle to the transfer of said Receivable;

(g) The Client or the CMI, as applicable, will provide Eurofactor with full information concerning the Debtors, including any changes in their status, address or solvability, as well as with the supporting evidence for any order and of the fulfillment of any Deed of Sale that Eurofactor may request from them.

Translation from the French for information purpose only

7.	APPROVAL OF RECEIVABLES

7.1 Scope - Definition

Prior to the delivery of the Receivables, the Debtors must receive approval, granted in the form of a credit limit set by Eurofactor.

So long as the Receivable is not contested and subject to respect by the Client for the obligations placed upon it by the Agreement, Eurofactor, within the limit of the approvals in force, then bears responsibility for the Receivables in the event of non-payment linked exclusively to Debtor insolvency. This insolvency is recognized by the opening of a safeguard proceeding (procédure de sauvegarde), judicial reorganization proceeding (procédure de redressement judiciaire) or judicial liquidation proceeding (procédure de liquidation judiciaire), or of any equivalent procedure for foreign Debtors.

Except where agreed otherwise, requests for approval must be made via computerized exchanges as described in Annex 4. Any reply to a request for approval obtained via computerized exchange is confirmed by all appropriate means.

The crediting of Receivables to the Current Account does not entail their approval. Non-approved Receivables can, at any time, be the subject of a debit from the Current Account.

Eurofactor may require certain commercial transactions to be the subject of a request for approval prior to their performance.

A request for approval must in any case be sought in advance where the Client agrees, before or after the placing of the order, to specific terms and conditions regarding payment or delivery.

The amount of the facility approved, that may be granted for a limited term in favor of a Debtor, is built up on an on-going basis as Receivables are effectively paid off.

When the approved Receivables payment default is due to any cause other than the Debtor’s insolvency, Eurofactor then disposes at all times of a right of recourse against the Client for those receivables still unpaid, in full or in part, and can therefore demand the immediate repayment of the Receivables through a debit from the Current Account.

If the approved Receivable is challenged by the Debtor or a third party, Eurofactor may launch a judicial proceeding; the Receivable is placed in the Reserve Fund, Eurofactor remaining the owner thereof up until recognition of its rights by a final court ruling. The transfer to the Reserve Fund is then cancelled in direct proportion to amounts corresponding to the aforementioned decision.

All expenses and fees generated by the judicial proceedings are borne by Eurofactor for approved Receivables. For non-approved Receivables, they are borne by the Client or the CMI, as applicable; this is also the case for any Receivables initially approved if their non-payment then turns out not to be due to the Debtor’s insolvency.

Translation from the French for information purpose only

7.2 Progression

The credit limit can be modified or revoked without notice and at that point ceases to be reconstitutable by nature. This also occurs when termination of the Agreement comes into force. The reduction or revocation of the credit limit is however only effective for those Receivables transferred subsequently.

In the event of any dispute on the approval value, the Client must produce any document issued by Eurofactor certifying the existence of the approval in support for its claim.

The non-provision or inaccurate nature of the information given by the Client when making the request for approval leads to the credit limit being retroactively null and void.

Each Client or the CMI, as applicable, agrees to disclose to Eurofactor, throughout the entire term of the Agreement, any events relating to a Debtor and/or a Deed of Sale liable to have an impact upon the credit limit.

7.3 Exceptions

As an exception to Article 7.1, para. 2, of the general terms and conditions, the Client remains the joint and several guarantor of payment for receivables transferred in the cases listed below:

a) Absence of approval or amount in excess of the approval amount, within the limits of the excess recorded as of the date of default by the Debtor or, if earlier, as of the date of revocation of the approval;

b) Non-payment at term of an approved receivable based on an exception generated by its relationship with the Debtor or with third parties, or difference with the amount received resulting in particular from foreign exchange losses;

c) Receivables outside of the scope of application of the Agreement or for which the Client enjoys another guarantee, granted by a credit-insurance company or a credit establishment authorized to carry out business in France;

d) Excess amounts stipulated in the specific terms and conditions, in direct proportion thereto;

e) Breach by the Client of its contractual obligations.

7.4 Exclusions

Any Assigned Receivables due from a Debtor undergoing court-ordered reorganization or liquidation, or a Debtor that is the subject of an approved conciliation or safeguard proceeding, prior to the assignment, are excluded from the approval. This is also the case for Receivables relating to foreign Debtors that are the subject of equivalent proceedings.

Any unpaid Receivables generated by the court-acknowledged insolvency of a Debtor resulting directly or indirectly from an event that is exterior, unforeseeable and compelling, as used to characterize force majeure events, are also excluded from the guarantee.

Translation from the French for information purpose only

7.5 Confidentiality

Except where advance written approval has been obtained from Eurofactor, the Clients or the CMI, as applicable, are prohibited from disclosing to a Debtor or to any person or entity whatsoever any information provided in the context of the credit limit issuance.

8.	THIRD PARTY CREDIT INSURANCE

8.1 Each Client or the CMI, as applicable, irrevocably authorizes Eurofactor to take out a credit insurance policy in the name of the Client in question or the CMI, as applicable, at any time, with Eurofactor being designated as beneficiary thereunder. Each Client or the CMI, as applicable, will make all declarations and complete all measures necessary thereto.

8.2 If the Client has taken out a credit insurance policy, then, simultaneously with the execution of the Agreement, the Client assigns all of its current and future rights under the policy to Eurofactor, in accordance with the applicable legal provisions.

Each Client undertakes to ensure that credit insurance policies are taken out with insurance companies of good standing only.

8.3 As an exception to Article 7 of the general terms and conditions, Eurofactor is not responsible for guaranteeing Receivables transferred by each Client due to the existence of the credit insurance policy. As a consequence, Article 7, as well as the part of the sentence in the Introduction that reads “services that may include guaranteeing against their Debtors’ risk of insolvency” are non-applicable and are therefore suspended.

Eurofactor restates in its accounts the credit limits as delivered by the credit insurance company without however this leading to any guarantee on the part of Eurofactor.

8.4 For each of the Debtors, the Client or credit insurance company immediately sends the prior authorization to Eurofactor and informs Eurofactor immediately of any modification or revocation relating to said authorizations.

The Client authorizes Eurofactor to carry out checks on transactions linked to the credit insurance policy, including the representations stipulated in said policy.

Eurofactor may cap its financing at the value of those Receivables covered by the credit insurance issued by the credit-insurance company.

8.5 Each Client or the CMI, as applicable, will ask its credit insurance company for a single and/or group credit limit and will provide it/them to Eurofactor; the lower of these credit limits will be reputed as constituting the credit limits applicable to the Agreement. Eurofactor will be immediately notified of any modifications made to the credit limited granted by the credit insurance company or to the terms and conditions of the credit insurance. If a credit limit granted by the credit insurance company is reduced or cancelled, this measure will apply automatically to any credit limit established by Eurofactor, unless otherwise agreed in writing.

8.6 Each Client or the CMI, as applicable, agrees:

(a) to make sure that the credit insurance policy remains valid and in force at all times;

(b) to inform its credit insurance company of the Assignment to Eurofactor of all rights, in particular rights to compensation, generated by the credit insurance policy taken out, and to instruct the insurer to state that Eurofactor is the delegatee thereof in the policies;

Translation from the French for information purpose only

(c) to provide Eurofactor immediately, throughout the term of the Agreement, with all original documents relating to each credit insurance policy;

(d) to provide Eurofactor with the credit insurance company’s most recent List of Authorizations as of the Agreement’s Effective Date and, subsequently, every 6 months during the term of the Agreement;

(e) upon request from Eurofactor, to give its credit insurance company immediate instructions to submit the Premium Invoices directly to Eurofactor and to authorize the latter to accept these Premium Invoices on its behalf;

(f) to give Eurofactor on-line access to its insurance policies and to all documents and/or information related thereto and to take all action necessary for said access;

(g) to make all its declarations to the credit insurance company in accordance with the terms and within the deadlines imposed by its policy, even where the Receivables in question have not been debited from the Current Account;

(h) to send Eurofactor a copy of its statements of turnover, as well as documents evidencing the payment of premiums; and

(i) to inform Eurofactor upon notification of the termination of the credit insurance policy.

8.7 If Eurofactor pays a Premium Invoice due by a Client or the CMI, as applicable, Eurofactor will then debit this amount from the Client’s Current Account.

8.8 The Clients accept that Eurofactor may inform the credit insurance company about any significant events concerning the Agreement and reciprocally authorizes the credit insurance company to inform Eurofactor about any significant events concerning the credit insurance policy.

8.9 Any Receivable for which payment of compensation could be suspended, deferred, refused or annulled by the credit insurance company (in particular, contested receivables, application of excess amount or payment ceiling) will be considered as being unguaranteed and must therefore be immediately reimbursed in full to Eurofactor.

9.	CURRENT ACCOUNT

9.1 Eurofactor will maintain a Current Account for each Client and may subdivide this Account into sub-accounts, purely for accounting purposes. Notwithstanding such subdivision, each Current Account will be considered as a single and unique account.

The Deliveries, debts and reciprocal Receivables recorded on this Current Account are account items only, all entries being pooled together in an indivisible manner.

Each Client or the CMI, as applicable, and Eurofactor indeed expressly agree that said Receivables and reciprocal debts generated by the performance of the Agreement or of any other agreements are connected and indivisible, so that they act as mutual guarantees and are off-set between each other, even when the conditions required for legal off-setting have not been met.

Translation from the French for information purpose only

9.2 Eurofactor will in particular credit each Client’s Current Account with the value of the Purchase Price of those Receivables listed on a Delivery.

Eurofactor will in particular debit from the Current Account the value of the financing for each Client as well as all amounts owed to Eurofactor by each Client or the CMI, as applicable.

9.3 Each month, in any manner, Eurofactor will send a Current Account Statement to each Client or the CMI, as applicable. Each Current Account Statement will be binding upon the Client in question or the CMI, as applicable, except in the event of proven error or a justified challenge received by Eurofactor within one month following the date of sending of the Statement.

Eurofactor will be entitled to modify and/or correct any Current Account Statement addressed to a Client or to the CMI, as applicable. In this case, the provisions of the previous paragraph will apply to the modified Statement.

9.4 Eurofactor continues to be the owner of any Receivable transferred, even if debited from the Current Account, up until such time as it has been effectively reimbursed to Eurofactor.

9.5 The Current Account does not include any overdraft authorization. Should the Current Account have a negative balance, the negative amount shown on the Current Account would be immediately and automatically due for payment.

9.6 All payments owed to Eurofactor by a Client or the CMI, as applicable, will be made in full, without deduction or off-setting, at their due date and in an Accepted Currency.

9.7 The Current Account is closed on the date of termination of the Agreement. The final closure and the balance of the Current Account are established subject to the liquidation of all outstanding transactions only.

10.	FINANCING

10.1 Each Client or the CMI, as applicable, may enjoy financing of up to 100% of the value of the approved Receivables, within the limit of the Current Account available balance.

This financing is carried out within the limit of the positive balance of the Current Account, in particular after the potential constitution of the Guarantee Account and of the Reserve Account(s) and/or Reserve Fund.

Eurofactor may agree to finance all or part of the non-approved Receivables. This option does not in any way lead to the guarantee of said Receivables. Such financing may be revoked at any time, Eurofactor remaining the owner of the Receivables in question.

10.2 Except where expressly requested by the Client or the CMI, as applicable, financing is provided in the invoicing currency.

The Client Current Account is impacted by any exchange rate earnings or losses, both in the event of settlement by the Debtor in a currency other than that used for invoicing and where financing has been provided in a currency other than that used for invoicing.

Translation from the French for information purpose only

11.	FINANCING LIMITS

The total value of the financings put in place in favor of the Clients or the CMI, as applicable, under the Agreement cannot exceed the financing limit defined in the specific terms and conditions.

12.	DISPUTES – DEBIT FROM THE CURRENT ACCOUNT,

12.1 If a Receivable is the subject of a dispute:

(a)	the Client concerned or the CMI, as applicable, must:

•	immediately notify to Eurofactor the factors relating to this dispute;

•	make its best efforts in order to settle the dispute immediately, directly with the Debtor, without prejudice as to Eurofactor’s right to try in parallel to settle the dispute.

(b)	Eurofactor, without prejudice regarding any other right or recourse at its disposal, may debit the unpaid amount from the Client’s Current Account or place the amount in the Reserve Fund.

12.2 Receivables are also debited from the Current Account or placed in the Reserve Fund in particular if:

(a) they are still unpaid over 90 days after their due date; or

(b) the representations and warrantees given or the commitments or undertakings made in the Agreement are found to be inaccurate or not respected; or

(c) they exceed the Maximum Concentration Rate when consolidated with all Outstanding Receivables owed by the same Debtor; or

(d) they are owed by a Debtor with which the Client is carrying out transactions exceeding its credit limits, it being understood that only those Receivables due by this Debtor in excess of the credit limits will be debited from the Current Account; or

(e) the Client has postponed the payment deadline without Eurofactor first having given its approval in writing; or

(f) the Client or the CMI fails to comply with the provisions of its credit insurance policy, if any exists, it being understood that only those Receivables no longer enjoying credit insurance coverage will be debited from the Current Account; or

(g) for any reason whatsoever, Eurofactor does not become the effective owner of a Receivable or of its Related Rights and Charges.

13. CREDIT NOTES

Each Client will immediately issue all Credit Notes relating to the Receivables and simultaneously provide them to Eurofactor. At Eurofactor’s request, each Client will immediately provide the company with all documents relating to such Credit Notes.

The Credit Notes must be reasoned.

Translation from the French for information purpose only

In the event of the issuance of a Credit Note and without prejudice as to any other rights or means of recourse at its disposal, Eurofactor will debit the value of the Credit Note from the Client’s Current Account.

Credit Notes that do not comply with usual practice or issued fraudulently with regard to the rights of Eurofactor will be considered unenforceable upon the latter.

14.	GUARANTEE ACCOUNT

To guarantee the reimbursement of those amounts that might be owed by the Client to Eurofactor, an unremunerated Guarantee Account is opened in Eurofactor’s accounts, funded through deductions from the Receivables financing, the operating methods of which are described in the specific terms and conditions.

During the performance of the Agreement, Eurofactor may at any time deduct from the Guarantee Account the amounts necessary to cover the debtor position of the Client Current Account, the Guarantee Account then being funded back up to the agreed level.

The amounts held back are deducted for the cash pledge held by Eurofactor. They are off-set automatically and at the level of the potentially negative balance of the Current Account at any time, including at the time of its definitive closure and after complete settlement of the accounts. If any excess exists, this is paid back to the Client.

In the event of any surety, assignment or seizure against the Client having an impact on the Guarantee Account, the latter is unavailable up to the amount concerned by these transactions, without prejudice regarding Eurofactor’s right to use the amounts held thereon for the purpose of the repayment of its own receivables.

If the Agreement is terminated without notice, the Guarantee Account becomes unavailable up to the amount recorded on the day of termination. If the Agreement is terminated with notice, the Guarantee Account becomes unavailable for the amount recorded at the end of the notice period.

As many sub-accounts as may be necessary can be created in the Client’s name, which form an integral party of the single Guarantee Account, in particular for Export business. Eurofactor may convert into the Accepted Currency the balance held on the sub-accounts on the basis of published rates as of the date of the transaction.

15.	RESERVE FUND AND ACCOUNT

For each Client, Eurofactor may, at any time, set up one or several Reserve Accounts and hold certain sums in the Reserve Fund.

16.	RECOVERY OF ASSIGNED RECEIVABLES

Eurofactor, as owner of the Assigned Receivables, may at its discretion either carry out the recovery itself or entrust this task to a Service Provider or again a Client or the CMI, as applicable.

Translation from the French for information purpose only

16.1 Recovery by Eurofactor or a Service Provider

(a) Recovery

Eurofactor has sole capacity to receive and pursue the recovery of all Receivables, ownership of which has been transferred to Eurofactor.

Eurofactor can therefore carry out all valuations, demands and reminders necessary for the recovery of the Receivables.

Eurofactor has the power to grant or refuse any postponement, extension or arrangement on the Receivables transferred.

The Client undertakes to provide assistance to Eurofactor and, in particular, to provide, upon first request from Eurofactor, all supporting evidence, correspondence and useful documents. In the event of court-ordered recovery, said documents, validated by the Purchaser, must be provided in a systematic manner by the Client.

(b) Special authority

If the Means of Payment provided to Eurofactor in performance of the Agreement are made out to the Client, the Client authorizes Eurofactor to endorse or regularize such Means of Payment if necessary, in its place.

Any bill of exchange drawn on the Debtors or any bill subscribed for by the latter in favor of the Client, as well as any check issued by the Debtors in favor of the Client, must be endorsed immediately to the order of Eurofactor.

Eurofactor may act pursuant to a joint interest order granted hereby by the Clients or the CMI, as applicable, for the purpose of the management and recovery of the Receivables and may carry out all transactions related thereto.

Should Eurofactor receive payments relating to Receivables, the ownership of which had not been previously transferred to Eurofactor, even after termination of the Agreement, Eurofactor is considered as having received such payments on behalf of the Clients.

The receipt of these payments may, subject to completion, be credited to the Current Account.

(c) Direct payments

When the Means of Payment are made out directly to the Client or the CMI, as applicable, in payment of Receivables transferred to Eurofactor, the Client or the CMI, as applicable, can only receive them in their capacity as Eurofactor depositary and must, upon receipt of payments, return or reimburse these payments to Eurofactor immediately.

16.2 Recovery by the Clients or the CMI, as applicable

(a) Management and recovery authorization:

If Eurofactor chooses to entrust the recovery of Receivables on its own account to each of the Clients or the CMI, as applicable, it designates, as of the date hereof, each Client or the CMI, as applicable, as agent in the context of a joint interest mandate for the purpose of the recovery of the Receivables, the management of the Means of Payment and, more generally, the management of relations with the Debtors in question, in accordance with Article 16; the mandate or mandates remain in force until Eurofactor terminates or modifies the scope thereof, in accordance with Article 16.3 of the general terms and conditions.

Translation from the French for information purpose only

This mandate will not be remunerated and its termination by Eurofactor will not give rise to any compensation.

(b) Each Client or the CMI, as applicable, accepts this appointment and undertakes:

•	To proceed immediately with the recovery of the Receivables, with the same level of diligence as it would have used had it remained owner of said receivables, and in accordance with all laws and regulations in force;

•	to comply with the recovery procedures validated by Eurofactor and to obtain Eurofactor’s agreement in writing for any modification to said procedures;

•	to ensure that all Receivables are recorded, immediately and accurately, in its Debtor Ledgers and to ensure that its books bear a visible indication showing which of its Receivables have been Assigned to Eurofactor;

•	to maintain auxiliary accounting records and provide Eurofactor with copies of its Debtor Ledgers as well as the reconciliation with the relevant Current Account in an electronic format compatible with the systems operated by Eurofactor; and

•	to make its best efforts to adopt all appropriate measures in order to protect the rights of Eurofactor, including any pre-litigation or litigation measures.

(c) Recovery Accounts

Each Client or the CMI, as applicable, keeps a Recovery Account, in accordance with the regulations of each country in question, and undertakes to ensure that all Means of Payment are paid to this account.

Unless otherwise instructed by Eurofactor, each Client will cite the references of its Recovery Account, to the exclusion of any other account, on each invoice issued.

Should the Client and/or the CMI receive payment from Debtors on an account other than that mentioned above, the Client and/or the CMI undertakes to transfer such payment immediately to the aforementioned account.

(d) The amount of the Means of Payment received from the Debtors is credited, subject to effective collection by Eurofactor.

(e) The Client and/or the CMI, agent, must inform Eurofactor of any refusal or delay in payment, dispute, deduction, relating to the Receivables and forward to Eurofactor, at first request, all information and/or all documents relating to said Receivables.

(f) Ownership of the Receivables having been transferred to Eurofactor, the invoices drawn up by each Client or the CMI, as applicable, in representation of these Receivables, are considered to be at the disposal of Eurofactor on a permanent basis. Each Client and/or the CMI agrees to guarantee this total availability and to warn Eurofactor immediately about any information on an event having occurred or liable to comprise such availability;

Translation from the French for information purpose only

(g) In the context of the authorization entrusted to the Client and/or the CMI, the latter undertakes to flag up any anomaly relating to the factoring accounts within a period of three months dated from the event generating the anomaly. After this period, it will be considered that the Client and/or the CMI has granted discharge over the factoring accounts;

(h) The Client, under Eurofactor’s supervision, is entrusted with managing any legal proceedings brought against Debtors. Eurofactor may require the Client to launch legal proceedings. The matters are entrusted to Counsel chosen by joint agreement.

(i) Notification of Assignment to the Debtors

Eurofactor is at all times entitled:

•	either to ask a Client or the CMI, as applicable, to notify to a (or to its) Debtor(s) that the relevant Receivables have been Assigned,

•	or to itself carry out said notification and, more generally, to take all useful measures in order to ensure that the relevant Assignments of Receivables are enforceable upon the Debtor(s).

16.3 Revocation of authorization

a) Eurofactor reserves the right to rescind the management and recovery authorization, in accordance with the methods set out at Article 19.1 of the general terms and conditions, in the following cases:

•	events of termination described at Article 22 of the general terms and conditions

•	in the event of termination of the Agreement

•	in the event of failure by the Client, acknowledged by Eurofactor, to comply with all or part of the detailed methods described in the Agreement or any other event likely to compromise the proper performance of the aforementioned authorization.

Except where expressly waived by Eurofactor, termination of the authorization granted to the Client will be immediately effective upon notification.

b) In the event of termination of authorization, the Client may then, without prejudice as to Eurofactor’s right to terminate the agreement in application of the provisions of Article 22 of the general terms and conditions:

•	either settle the balance of the factoring transactions and reimburse Eurofactor. In this case, termination of the Agreement is acknowledged after effective receipt of payment of the settlement by Eurofactor.

•	or continue to enforce the Agreement without management and recovery authorization. To this end, the rules of Article 16.1 of the general terms and conditions will apply and, in particular, Eurofactor will be alone or through the intermediary of the Service Provider entitled to recover all of the Receivables in accordance with the procedure that it deems appropriate. Each Client or the CMI, as applicable, will have to cooperate fully with Eurofactor and, as applicable, with the Service Provider. Moreover, the factoring commission will be revised.

(c) Similarly, as of the effective date of this revocation, it will be obligatory for all copies of invoices to state in a clearly visible manner the assignment reference as described at Article 4-6 of the general terms and conditions.

(d) In the event of revocation of authorization, the Client must provide Eurofactor with all elements in its possession relating to the Receivables Assigned and, in particular, those relating to the keeping of the auxiliary accounts and to recovery.

Translation from the French for information purpose only

17.	REMUNERATION

17.1 Factoring Commission

For the payment and guarantee of receivables, receipt of payment and recovery, Eurofactor deducts a factoring commission calculated on the amount (including tax) of the invoices, the rate of which is set out in the Specific Terms and Conditions.

Eurofactor receives an annual minimum factoring commission amount stipulated in the specific terms and conditions. Provisions may be built up at any time. This annual minimum commission comes into force as of the date of signature of the agreement, then at each anniversary of said agreement, even in the event of later amendments, except where otherwise stipulated in said amendment. This is due in full for any year begun and becomes immediately owing in the event of the termination of the factoring agreement or insolvency proceedings involving the Client.

The parameters that determine changes in the factoring commission rate may be re-set on January 1st and July 1st of each year depending on changes in the Consumer Price Index (Indice des Prix à la Consommation or IPC). This is also the case for the annual minimum factoring commission.

17.2 Special commission

For deductions made, financings and all advances, Eurofactor receives a special commission, calculated subject to value dates and that remains outstanding, even after account closure, up until Eurofactor has been reimbursed in full.

The special commission rate is calculated in the specific terms and conditions and defined on the basis of changes in a benchmark rate agreed between the parties. Provisions may be built up at any time before the final establishment of the special commission detailed account.

Other services may be carried out under the tariff conditions in force.

17.3 Promissory notes

The subscription by Eurofactor, at the Client’s request, of promissory notes made out to its order, will lead to payment of a commission calculated pursuant to the methods set out in the specific terms and conditions.

17.4 Fiscal regime

Generally speaking, the Client pays to Eurofactor all taxes, fiscal duties and accessories, both present and future, that may be due pursuant to the performance of the agreement.

Translation from the French for information purpose only

18.	REPRESENTATIONS AND WARRANTIES, LIABILITY AND INDEMNITIES

18.1 General representations and warrantees

(a) Each Client or the CMI, as applicable, hereby represents and warrants to Eurofactor:

•	that it is a lawfully incorporated company and is fully compliant with regard to the law in the country in which it is established;

•	that the execution and performance of the Agreement and of the other agreements or contracts to be agreed or provided by the Client/CMI by virtue of the Agreement have, or will have, been validly authorized by its competent corporate bodies, if necessary;

•	the accuracy of all of the information provided by the Client/CMI relating to its activity or its financial situation and that of the Group, and that no material change has occurred since the date on which such information was drawn up;

•	that no claim, legal action or procedure that could be reasonably liable to lead to a Material Adverse Effect is pending or imminent, to their knowledge;

(b) These representations and warrantees shall be reputed as having been reiterated by each Client or the CMI, as applicable, upon each Delivery to Eurofactor.

18.2 Undertakings and communication

Each Client or the CMI, as applicable:

(a) will disclose, within 30 days at the latest following the holding of its annual general shareholders’ meeting, its annual accounts, the reports by the board of directors and the statutory auditors related thereto, and an extract from the minutes of the general shareholders’ meeting approving said accounts;

(b) will provide to Eurofactor:

(i) immediately as soon as it is aware, any information relating to a dispute or to any event whatsoever liable to impact Eurofactor’s rights to the Receivables transferred and, more generally, liable to cause a Material Adverse Effect,

(ii) 30 days in advance, notice of its decision to amend the company name or change registered office,

(c) will inform Eurofactor, as soon as it is aware, of the existence of any event that could compromise the performance of one of their obligations and, if applicable, of the measures taken, or that it is contemplating taking, in this regard;

(d) undertakes not to modify invoicing, accounting and recovery procedures without prior agreement in writing from Eurofactor or the Service Provider;

(e) will give instructions to each Debtor to deposit all Means of Payment in its Recovery Account or in any other account indicated by Eurofactor;

(f) is prohibited from building up or allowing Charges to exist on the Recovery Accounts, the Receivables, the Related Rights and Charges and/or related assets, except for those created in favor of Eurofactor;

(g) makes an undertaking to Eurofactor, starting from the Agreement’s Effective Date and throughout its term and for so long as amounts remain owing to Eurofactor, to ensure that the financial earnings indicators defined in the specific terms and conditions are achieved.

Translation from the French for information purpose only

18.3 Indemnities

Each Client or the CMI, as applicable, hereby undertakes to indemnify, at first request, Eurofactor, the Service Provider and each of their Affiliated Companies for any direct or indirect prejudice, costs and expenses of any kind consecutive to the non-performance by the Client or, as applicable, the CMI, of any one of the obligations incumbent upon the latter pursuant to the Agreement.

18.4 Joint and several liability of the Clients

The performance obligations generated by the Agreement are jointly and severally applicable to each Client in question and to the CMI.

The payment obligations generated by the Agreement are jointly and severally binding upon all of the Clients and the CMI. Therefore, all of the Clients and the CMI are obliged with regard to payment of the amounts owed by each one of them to Eurofactor.

19.	COMMUNICATION

19.1 Information

(a) Unless otherwise specifically stated, all information or communications relating to the Agreement or its performance will be sent by simple mail, fax to the number provided by the recipient or electronically.

(b) All claims, communications and information will take effect upon receipt.

(c) Each Client or the CMI, as applicable, has sole responsibility for the transfer and communication of full data to Eurofactor or to the Service Provider. These transfers or communications must be carried out in the agreed form and within the agreed deadline. Costs relating to data entry and transfer are to be borne by the CMI and the Clients.

19.2 EOL

The Clients or the CMI, as applicable, are entitled to use the Eurofactor on-line system called EUROFACTOR ONLINE (EOL). The EOL general utilization terms and conditions set out in annex 4 will apply, as well as any later amendments.

20.	AUDITS

20.1 Eurofactor or the Service Provider may, at any time, carry out, at the Client’s expense, audits in the premises in which the Client conducts business, in order to audit and, if necessary copy any Debtors’ Ledgers, credit insurance policies and all documents related thereto, the financial statements concerning this Client and/or the consolidated statements concerning the Group, all of this Client’s documents or ledgers relating to the performance of the Deeds of Sale. Each Client will be obliged to cooperate fully with Eurofactor or the Service Provider.

20.2 If Eurofactor wishes to discuss a Client’s financial situation with its Statutory Auditor, it may indicate this to the Client or the CMI, as applicable, stipulating the questions or points that it

Translation from the French for information purpose only

wishes to examine. In this case, the CMI and/or the Client in question will have to authorize the Statutory Auditor to answer Eurofactor’s questions and disclose all useful information to the latter.

21	EVENT OF DEFAULT

21.1 Definition of events of default

Each of the events below constitutes an event of default:

(a) non-compliance by the Client or the CMI, as applicable, with any one of the obligations imposed pursuant to the Agreement;

(b) if the financial or economic situation of the CMI, or a Client and/or of one of its subsidiaries worsens materially, in particular when such financial worsening is acknowledged by the existence of unpaid invoices or by the recording of liens, or the equivalent for Clients governed by non-French law;

(c) any substantial change to its legal situation, its shareholding structure or the identity of the corporate officers of the CMI or Client;

(d) if a Client ceases to carry out the commercial activity that it carried out as of the Effective Date of the Agreement or carries out a different commercial activity;

(e) if a Client or the CMI, as applicable, fails to make payment of an amount due to Eurofactor in performance of the Agreement;

(f) any omission or failure to disclose information or inaccurate declaration in the information provided by the Client or the CMI, as applicable, upon signature or during the course of the Agreement;

(g) if any representation and warrantee made or guarantee given or considered as having been reiterated by a Client or the CMI, as applicable, is not respected or turns out to have been inaccurate, misleading or non-compliant when established or considered reiterated or again if it disappears or is revoked;

(h) the disappearance, revocation, nullity, invalidity or refusal to renew any guarantee whatsoever granted in the context of the Agreement;

(i) the termination or breach of a credit insurance policy;

(j) if Eurofactor is unable to benefit, in whole or in part, from the delegation of the right to indemnities and the effects thereof;

(k) the appointment of a provisional administrator or an ad hoc liquidator, the launch of conciliation proceedings, the definitive cessation of trading, amicable liquidation with discontinuation of business and, generally, any situation having the same legal impact, in particular for Companies governed by non-French law;

(l) a seizure, or any equivalent procedure, implemented to the detriment of the Client or the CMI, as applicable;

(m) any change occurring in the assets, transactions or situation of a Client or the CMI, as applicable, that could or can have a Material Adverse Effect;

Translation from the French for information purpose only

(n) serious irregularities in the accounting procedures of the Client or the CMI, as applicable;

(o) material delays or a worsening in delays concerning payment of the Client’s suppliers or of other creditors, in particular privileged creditors;

(p) the revocation or disappearance, for any reason whatsoever, of the authorization granted to the CMI pursuant to the terms of Article 2 of the general terms and conditions.

21.2 Eurofactor’s rights following an event of default

During or following an event of default, Eurofactor may, via notification addressed to the Client or the CMI, as applicable, take some or all of the following measures:

(a) reduce the financing percentage and/or the financing limit;

(b) set up a Reserve Account or maintain funds in the Reserve Fund;

(c) require immediate payment of all amounts due to Eurofactor;

(d) terminate the Agreement without notice for all of the Clients or solely for the Client or Clients concerned by the event of default where this constitutes seriously reprehensible conduct on the part of the Client and/or is based on a situation irremediably compromised for the latter; should the Agreement be solely terminated for the Client or Clients concerned by the event of default, Eurofactor will revise its operating conditions, by means of an amendment.

22.	TERM - TERMINATION

The Agreement has been concluded for an unlimited term.

It will remain in force until terminated by Eurofactor or the Client via recorded delivery letter with confirmation of receipt addressed to the other Party, giving three months’ notice, one copy of which will be addressed, if applicable, to the CMI.

If the Agreement is not terminated simultaneously for all of the Clients, Eurofactor may, if it so chooses, terminate or continue the Agreement with the other Clients. If continued, Eurofactor will revise its operating conditions with the Clients in question, by means of an amendment.

It may also be terminated without notice by Eurofactor in the event of seriously reprehensible conduct on the part of the Client and/or if the latter’s situation were to become irremediably compromised, as described at Article 21.2 d) of the general terms and conditions.

If, further to any event, and starting from the occurrence thereof, the Agreement were to remain in force with one single Client only, including the CMI, the Agreement would be automatically terminated without further formalities and with immediate effect.

Unless otherwise stipulated to the contrary, the termination of the Agreement will not impact the duties and obligations of Eurofactor generated prior thereto. Such rights and obligations will remain fully in force up until all amounts owed by the Debtors and/or each Client or the CMI, as applicable, to Eurofactor pursuant to the Agreement have been paid to Eurofactor.

Translation from the French for information purpose only

23.	MISCELLANEOUS PROVISIONS

23.1 Non-Working Days

If a payment falls due on a day other than a Working Day, the payment due date will be postponed to the first following Working Day.

23.2 Data processing

Each Client or the CMI, as applicable, guarantees that all data provided to Eurofactor has been collected, processed and transferred to Eurofactor in compliance with all data protection laws in force.

Each Client or the CMI, as applicable, agrees to the automated processing of such data, in accordance with the laws in force, and authorizes Eurofactor to store and use such data and to communicate it to companies within its group, to its brokers and insurers, service providers or sub-contractors, for the needs of the Agreement only.

In accordance with French law no. 78-17 of January 6, 1978 on information technology, files and liberties, nominative information gathered in the context of the factoring agreement is destined for Eurofactor which, by express agreement, is authorized to save such data in memory, to use and to disclose such data to Crédit Agricole Group companies, to its brokers and insurers, or to third parties and sub-contractors for the needs of the Agreement only, it being understood that, in this context, this data may be transferred outside of the European Union.

The data is not liable to be the subject of computerized processing other than that necessary for the actual functioning of the Agreement.

Each Client has the right to access, amend, rectify and delete the information relating to it.

Each Client also has the right to refuse to allow the transfer of data to third parties for commercial purposes.

Nominative information gathered in the context of the Agreement is kept in accordance with the rules set out by the law entitled “On Information Technology and Liberties” and for a term justified by the end use requiring its processing.

To exercise such rights, simply send a letter by normal mail to the following address:

CREDIT AGRICOLE LEASING & FACTORING

Compliance and Legal Department

12 place des Etats-Unis

CS 30002 – 92548 Montrouge Cedex - France

23.3 Exercising rights

(a) All rights granted to Eurofactor by the Agreement are cumulative and may be exercised at any time.

(b) Any default or delay in the exercise by Eurofactor of a right or recourse or again any partial exercise thereof does not mean that this right or recourse has been waived.

(c) Eurofactor cannot be held liable by the Client or the CMI, as applicable, except in cases of serious or grievous misconduct.

Translation from the French for information purpose only

23.4 Transferability

(a) Eurofactor may at any time Assign to a third party, in particular to a Service Provider, all or part of its rights held under the Agreement and will notify such assignment to the Client or the CMI, as applicable.

(b) The Agreement is specific to each Client which cannot therefore Assign, encumber or dispose of its rights or obligations pursuant hereto without Eurofactor’s prior written agreement.

23.5 Modification

Any modification to the Agreement can only be made with the written agreement of each other Party hereto.

23.6 Partial nullity

Should one provision of the Agreement be or become unlawful, void or impossible to perform pursuant to the law, such provision will be considered unwritten, without invalidating the remainder of the Agreement that will continue to produce full effect.

24.	CONFIDENTIALITY

Each Party agrees to keep strictly confidential all information disclosed by another Party relating to the transactions pursuant to the present. The Parties undertake not to divulge such information to third parties and to ensure that their employees also respect the confidential nature of such information.

Said undertaking does not apply (i) to information in the public domain, (ii) to the disclosure of information to individuals with regard to which such disclosure is necessary pursuant to the law or the internal regulations of each Party, or to their legal advisors or accountants, or to ratings agencies.

In addition and subject to the signature of a confidentiality agreement, Eurofactor is entitled to disclose all information relating to the Agreement or to a Client to any one of its Affiliated Companies and to any person or entity:

(a) to which (or via the intermediary of which) Eurofactor Assigns or transfers or may Assign or transfer, as applicable, all or part of its rights and obligations pursuant to the Agreement;

(b) with which (or via the intermediary of which) Eurofactor executes or negotiates a sub-investment, syndication or any other transaction relating to the performance of the Agreement;

(c) that will provide or undertakes to provide, either directly or indirectly, to Eurofactor or to any agent designated by Eurofactor, services or funds in relation to the Agreement;

(d) that will be involved in the Agreement’s financing program;

The confidentiality undertaking set out in this article will remain in force for two years starting from the date on which the Agreement comes to an end.

Translation from the French for information purpose only

25.	COSTS AND EXPENSES

The CMI (on its own behalf and on behalf of the Clients) will pay to Eurofactor, within three Working Days, all of the costs incurred by the latter in the context of the negotiation and execution of the Agreement, and of any modifications if applicable, and of its performance.

26.	SIGNATURE

The Parties agree that each Party will simply initial the first and last pages of the present and will sign the signature page only.

The Agreement may be signed in various copies and by the different Parties on separate copies, each constituting an original once signed and filed, and all of the copies constituting one single and same deed.

27.	APPLICABLE LAW AND JURISDICTION

27.1 Subject to the provisions of Article 4.2 of the general terms and conditions, the Agreement is governed by French law.

27.2 Any dispute relating to the validity, interpretation, performance or termination of the Agreement will be brought before the Paris courts. This clause is stipulated in favor of Eurofactor which may therefore, should it so wish, bring any dispute before any other competent court.

27.3 If a version of the Agreement has also been drawn up in a language other than French and signed by the Parties, the latter acknowledge that only the Agreement drawn up in French will take precedence.

Executed in Saint Jean de Luz, on October 31, 2013

In six original copies.

EUROFACTOR

represented by

duly authorized for the purpose of signing the Agreement

NA PALI

represented by Thomas CHAMBOLLE

duly authorized for the purpose of signing the Agreement

Translation from the French for information purpose only

EMERALD COAST

represented by Thomas CHAMBOLLE

duly authorized for the purpose of signing the Agreement

KAUAI

represented by Thomas CHAMBOLLE

duly authorized for the purpose of signing the Agreement

LANAI

represented by Thomas CHAMBOLLE

duly authorized for the purpose of signing the Agreement

SUMBAWA

represented by Thomas CHAMBOLLE

duly authorized for the purpose of signing the Agreement

Translation from the French for information purpose only

ANNEX 1

ASSIGNMENT METHOD APPLICABLE TO THE ASSIGNED RECEIVABLES

1.	France

Applicable law: French law

French law governs the Assignment of the French Clients’ Receivables and Related Rights and Charges to Eurofactor.

Contractually agreed subrogation and methods

“Subrogation” is a means of Assignment that consists in transferring ownership of the Receivables to a factor, by reason of the subrogation set out at Article 1250 of the French Civil Code.

Pursuant to this law, subrogation is granted by the creditor when the latter, receiving payment from a third party, subrogates such third party into its rights, actions and privileges against the Debtor: this subrogation must be express and made at the same time of the payment.

Eurofactor is carrying out payment of the Receivables by crediting their value to the Current Account.

The French Client or the CMI, as applicable, signs a permanent subrogation discharge to the benefit of Eurofactor, which may however claim a subrogation discharge with each delivery of invoices.

2.	Other countries

As set out at Article 4.2 of the general terms and conditions, local law applies for the Assignment of the English, German and Spanish Clients’ Receivables and Related Rights and Charges to Eurofactor.

To this end, the documentation and draft deeds of assignment will be sent to the Clients or to the CMI, as applicable, by separate deed.

Annex 1	1/1

Translation from the French for information purpose only

ANNEX 2 - DEFINITIONS

“Credit Note”

designates, in relation to any Receivable, a reduction in the nominal value of such Receivable or a cancellation of such Receivable granted by any Client, in accordance with its usual commercial procedures.

“Assignment”

designates, in relation to a Receivable, the sale and/or transfer, assignment, pledging or the creation of any other kind of surety, as applicable, pursuant to the relevant provisions of the Annex, relating to all the rights, titles and interests over this Receivable by all means, and “Assign,” “Assigns” and “Assigned” will be given the corresponding interpretation.

“Charge”

designates any mortgage, charge (fixed or variable), pledge, privilege, allocation in guarantee, assignment via surety, trust or accord with the aim of providing a guarantee or other surety of any kind, guaranteeing or granting privilege for any obligation or other agreement having the effect of granting rights of reserve or of off-setting, or other rights to dispose, over an asset (including, in particular, transfer of ownership arrangements and/or of reserve having a similar effect), and including any agreement aimed at establishing the foregoing, but not including privileges generated automatically in the normal course of business.

“CMI”

designates NA PALI (331 377 036), appointed agent by the Client in its name and on its behalf, and in the name and on behalf of each of the other Clients, pursuant to Article 2 of the general terms and conditions.

“Statutory Auditors”

designates the statutory auditors of each Client and of the CMI.

“Guarantee Account”

designates a non-remunerated account, funded by deductions from the financings of the Receivables transferred, aimed at guaranteeing the reimbursement of those amounts which may become owed by the Client to Eurofactor. The amounts retained are kept as a cash pledge, held by Eurofactor.

“Recovery Account”

designates the Eurofactor or service provider bank accounts reserved for recovery, in each of the countries of the Clients or the CMI, or the bank accounts of the Clients and the CMI that could be pledged, assigned or, in any other manner, dedicated in favor of Eurofactor or of the service provider.

“Reserve Account”

designates a sub-account of the current account, set up by Eurofactor and funded by debit from the current account or by amounts taken from the Purchase Price.

Annex 2	1/5

Translation from the French for information purpose only

“Current Accounts”

designates the internal accounts opened, for accounting purposes, by Eurofactor in the name of each Client and of the CMI, in view of recording transactions between Eurofactor, on one hand, and (i) each of the Clients and/or (ii) the CMI, on the other hand. For the avoidance of any contestations, “Current Account” designates one such internal account and, for Germany, does not mean “Kontokorrent” pursuant to the HGB German commercial code.

“Deed of Sale”

designates an agreement or contract, including a purchase order, by and between a Client and a Debtor relating to the sale of Products or to the provision of services to said Debtor.

“Receivable”

designates a receivable owed to a Client or to the CMI (including the obligation of a Debtor to make a payment under a Deed of Sale), including VAT, all duties and charges and all Related Rights attached to this obligation or, if required by the context, one part of this obligation or of the Related Rights, whether or not an invoice has been drawn up by the CMI or a Client, and, in all cases, consisting of an obligation in existence as of the Effective Date or an obligation that will exist after the Effective Date.

“Current Receivable”

designates a Receivable that has been assigned to Eurofactor and not paid in full by the Debtor.

“Effective Date”

designates the date featured on the signature page of the Agreement.

“Debtor”

designates the debtor under a Receivable.

“Accepted Currency”

designates the Euro, the Pound Sterling and the US Dollar.

“Related Rights”

designates, in relation to a Receivable:

(a) the right to ask for, pursue, recover, receive and issue receipts for all amounts due or that will be due pursuant to a Deed of Sale having generated the Receivable;

(b) the advantages under all agreements and of all undertakings made by a Debtor regarding the amounts due or that will be due pursuant to a Deed of Sale from which the Receivable arises;

(c) the advantages under all other causes and of all rights to action against the Debtor concerning the amounts due or that will be due pursuant to this Deed of Sale;

(d) the advantages under all other rights, titles, interest, powers and profits of a Client over, pursuant to, by virtue of and/or relating to amounts due or that will be due pursuant to this Deed of Sale;

Annex 2	2/5

Translation from the French for information purpose only

(e) any insurance product received by a Client or the CMI, as applicable, pursuant to insurance, so long as this relates to amounts due or that will be due pursuant to a Deed of Sale;

(f) title deeds, warehouse receipts, bills of lading, dispatching documents, airfreight letters, certificates of origin, customs and excise forms, commercial and consular invoices, insurance documents or similar documents relating to the relevant Products, including Returned Products;

(g) all Debtors’ Ledgers relating to this Receivable;

(h) the right to request ownership of all of the Returned Products to which this Receivable relates, as well as the product generated by the sale of all Returned Products; and

(i) all Means of Payment and interest payable by the Debtor on this Receivable.

“Material Adverse Effect”

designates a change which, in Eurofactor’s informed opinion, can have an adverse effect on (i) the activity, operations, goods, Assets or the financial situation (including the consequences of potential debts on the foregoing) of the CMI or of the Clients, (ii) the capacity of the CMI or the Clients to perform their obligations under this agreement that are essential for the rights or interests of Eurofactor, (iii) the recoverable nature (other than via the Insolvency of the Debtor) of the commercial receivables or the rights to and interests of Eurofactor in the Receivables, or (iv) the rights or profits of Eurofactor pursuant to this agreement and the related documents that are essential to the interests of Eurofactor.

“Euro”

designates the currency that is currently legal tender within the European Union.

“Intermediary Invoicing”

designates an invoice for Products sold or leased or for services rendered pursuant to an agreement or a contract, by virtue of which the Debtor’s obligation to pay the invoice is subject to the realization by the Client in question of any other performance pursuant to such contract or agreement.

“Premium Invoice”

designates an invoice summarizing the expenses payable under a credit insurance policy.

“Reserve Funds”

designates an entry in the Current Account in which are recorded amounts that are unavailable and that may be debited from the Current Account, in particular should the Assigned Receivables not correspond to the contractual specifications or should they be challenged by the Client’s Debtors.

“Group”

designates, at any point, the Parent Company and each of its Affiliated Companies, each Client and the respective Affiliated Companies of each Client and “Group member” and “Group company” are interpreted correspondingly.

Annex 2	3/5

Translation from the French for information purpose only

“FCI Group”

designates the members of the Factors Chain International association, bringing together several tens of factors around the world, or its Affiliated Companies. Additional information is available at www.factors-chain.com

“IFG Group”

designates the members of the International Factors Group association, bringing together several tens of factors around the world, or its Affiliated Companies. Additional information is available at www.ifgroup.com

“Working Day”

designates a day (other than Saturday or Sunday) on which banks are open.

“List of Approvals”

designates a list provided by the credit insurance company, indicating the Debtors and the Credit Limits granted by this company.

“Means of Payment”

designates, in relation to a Receivable, checks, letters of change, deeds of payment either negotiable or non-negotiable, letters of credit, orders, bills of exchange, promissory notes, electronic payments and other payment methods accepted by Eurofactor and received by Eurofactor, the services provider or another authorized representative of Eurofactor, or by a Client or the CMI, in payment for such Receivable.

“Agreed Debtor Country”

designates a European Union Member State as well as the following countries: Switzerland, Andorra, Austria, Byelorussia, Bahrain, Belgium, Brazil, Bulgaria, Canada, Chile, Croatia, Cyprus, Czech Republic, Denmark, Egypt, Indonesia, Estonia, Finland, Germany, Greece, Guadeloupe, Hong Kong, Hungary, India, Iceland, Ireland, Israel, Italy, Jordan, Lithuania, Macedonia, the Maldives, Malta, Monaco, Morocco, the Netherlands, Norway, Oman, Poland, New Caledonia, Portugal, Qatar, Spain, South Korea, South Africa, Slovenia, Serbia, Saudi Arabia, Romania, Sweden, Turkey, Ukraine, United Kingdom, Uruguay, the United States and the United Arab Emirates.

“Purchase Price”

designates the amount payable by Eurofactor to a Client or to the CMI, as applicable (on behalf of a Client) for each Receivable and its Related Rights, in return for the acquisition of the Assigned Receivables.

“Products”

designates the assets, products, goods or services, subject to a Deed of Sale.

“Debtor Ledgers”

designates all or part of the following documents, depending on the context:

(a)	the ledgers and accounting records, financial and management accounts;

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(b) IT data or documents relating to the financial situation of a Debtor, the sales and purchases made by the Debtor and/or the Client;

(c) all invoices, credit notes or documents confirming entries in the accounts, ledgers and IT data; and

(d) all other documents that Eurofactor may request at any time concerning the Debtors.

“Current Account Statement”

designates, in relation to a Client, the statement (in the form established at any point by Eurofactor) provided by Eurofactor pursuant to Article 9.3 of the general terms and conditions, detailing the accounting entries in the accounts recorded by Eurofactor pursuant to the Current Account of said Client during the period indicated on the statement.

“Delivery”

designates (i) the delivery of a Receivable together with the Related Rights and (ii) the delivery of a Credit Note (in the manner and form to be specified by Eurofactor at any time) carried out in favor of Eurofactor by a Client and/or the CMI, as applicable.

“Affiliated Company”

designates, in relation to any entity, any entity that directly or indirectly controls the former or is controlled by it, or is controlled by any entity that in turn controls it, as well as any investment fund of which this entity, or its management company, or any company linked to this entity or its management company, is the manager.

For this purpose, the term “control” shall have the meaning provided at Article L. 233-3 I of the French Commercial Code.

“Eurofactor Group Company”

designates Eurofactor and all of its Affiliated Companies.

“Maximum Concentration Rate”

designates

30%, in regard to the Group Debtors taken as a whole.

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Annex 3

SPECIFIC TERMS AND CONDITIONS

Article 1 – Scope of Application

•	Activity: trading in sports articles and clothing

•	Scope: all receivables issued on domestic and export Debtors

•	Specific Exclusions: intragroup invoicing and financing plan invoicing

•	The payment terms granted by the Client to its Debtors will comply with the provisions of the French LME law no. 2008-776 of August 4, 2008 and shall, as applicable, comply with the terms and conditions set by the credit insurance company.

Article 2 – Remuneration, costs and expenses

1. The Clients will pay to Eurofactor:

(i) on the Effective Date, an arrangement commission equal to 40,000 Euros (excluding tax) (i.e. 47,840 Euros including tax);

(ii) a special commission calculated on a day-to-day basis using the Euribor 3 month rate plus 0.65% per year on any daily outstanding balance; this commission is paid in the invoicing currency.

This rate is applied immediately following the issuance of the deduction over a period equal to the average invoice recovery term set as of the date hereof at: 90 days for domestic trade and 90 days for export trade.

An adjustment to the value of this commission and to the term is made at period end.

•	APR (taux effectif global): 0.334% for an advance of 60,000,000.00 Euros, made in one payment and by bank wire transfer, average recovery term of 90 days, 10% guarantee account.

This changes depending on fluctuations in the benchmark rate and in the payment terms observed.

The APR (taux effectif global) will be calculated solely on the outstanding amounts effectively financed by Eurofactor.

(iii) upon Delivery of Receivables to Eurofactor or, as applicable, to a Service Provider, a factoring commission calculated on the amount (inclusive of tax) of the Receivables and the Credit Notes delivered before deduction of any discount or other potential reduction granted to the Debtor in question;

It is equivalent to:	0.10% for domestic trade
0.10% for export trade

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A minimum annual lump-sum amount is deducted monthly, starting from the month following the Effective Date of the Agreement, and totals:

140,000.00 Euros (excluding tax) per year for domestic trade

70,000.00 Euros (excluding tax) per year for export trade

These conditions are understood for:

•	minimum annual Deliveries of:

200 million Euros (including tax) for domestic trade, and

70 million Euros (including tax) for export trade.

•	a number of Debtors of: 5,330.

•	average value per Receivable of:	2,000.00 Euros (including tax) for domestic trade, and
2,000.00 Euros (including tax) for export trade.

(iv) A monthly subscription of 45 Euros (excluding tax) allowing enjoyment of the IT tools. In this context, the Client benefits from a quota of 10,000 account openings, for a term of validity of 12 months. This quota is allocated for openings of Debtor accounts. Any additional openings will be invoiced at 17 Euros per action;

(v) The issuance of a promissory note in favor of the client, signed by Eurofactor, will give rise to payment of a commission calculated pro rata temporis whose rate is set at 0.30% per year of the amount (excluding tax) of the notes issued.

(vi) A confirmation commission of 0.10% per year of the facility amount (i.e. 60,000,000 Euros including tax) will be received each year by Eurofactor in the invoicing currency.

(vii) As an exception to Article 17.1 of the general terms and conditions, the minimum factoring commission in the event of termination of a factoring agreement will be paid on a pro rata temporis basis.

2. Eurofactor will be entitled to debit from the Current Account of the Client in question:

(i) all banking costs and other administrative costs due pursuant to this Agreement;

(ii) all costs, charges and expenses due for the recovery of the Receivables in the event of termination of appointment as set out at Article 16.2 of the general terms and conditions;

(iii) all charges, costs and expenses due for the conversion into an Accepted Currency of a Means of Payment and/or a payment received pursuant to the terms of the Agreement;

(iv) all charges, costs and expenses (other than those covered by the arrangement commission) due in connection with the negotiation, preparation, performance and/or application or of the protection of any right pursuant to the terms of the Agreement, of any modification, waiver, consent and/or guarantee;

(v) all other amounts owed to Eurofactor pursuant to the agreement.

3. All rights, charges and remuneration to which Eurofactor is entitled pursuant to the Agreement will be calculated or allocated exclusive of tax and VAT.

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4. Except where expressly agreed otherwise, the remuneration, rights and charges to which Eurofactor is entitled under the Agreement will be set and modified by Eurofactor in accordance with the general market situation. Any modification to the rights, charges and remuneration payable by a Client to Eurofactor will come into force, subject to the Client’s right to notify Eurofactor in writing of its objection to such modification, 30 days after notification of the modification has been given by Eurofactor to the CMI. In the event of objection, Eurofactor will be entitled to terminate the Agreement under the conditions set out at Article 22 of the general terms and conditions, giving 3 months’ notice by recorded delivery letter with confirmation of receipt.

Article 3 – Schedule for Deliveries and supporting evidence

Delivery timetable: weekly

Originals are sent to the Debtors directly by the Client and copies are forwarded to Eurofactor with the following supporting evidence, in accordance with Article 6.1 of the general terms and conditions:

For all invoices in excess of 150,000.00 Euros:

•	Debtors’ purchase order,

•	Pick-up note from the transport company or delivery receipt.

Article 4 – Terms of Delivery

Delivery of invoices and credit notes can be made by electronic transfer in accordance with the technical specifications attached.

The parties may agree on a different method of transmission. In this case, the new transmission method is defined via an amendment to the Agreement and the factoring commission could be revised, depending on the transmission method.

Article 5 – Assignment Reference

Invoices and credit notes do not feature the Debtors’ Assignment notification reference.

The invoices must feature the following Recovery Account number:

•	no.: for the Client NA PALI

•	no.: for the Client NA PALI Export

•	no.: for the Client EMERALD COAST

•	no.: for the Client EMERALD COAST Export

•	no.: for the Client KAUAI

•	no.: for the Client LANAI,

•	no.: for the Client SUMBAWA.

An initial Delivery of Receivables will be made after validation of IT tests in accordance with the Eurofactor technical specifications and subject to the compliance of the automated exchanges.

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Article 6 – Recovery

In accordance with Article 16.2 of the general terms and conditions, recovery of Receivables is carried out by each of the Clients and/or the CMI, as applicable, unless Eurofactor decides to bring this process to an end in accordance with Article 16.3 of the general terms and conditions.

Article 7 – Third Party Credit Insurance

Article 7 of the general terms and conditions does not apply.

In accordance with Article 8 of the general terms and conditions, the Client declares that it benefits from a Credit Insurance Policy with AIG and ATRADIUS and undertakes to ask the latter to delegate purely and simply to Eurofactor, which hereby accepts, the right to compensation for transactions handled starting from the Effective Date of the Agreement, even after closure of the accounts.

The delegation amendments must be established exclusively in favor of Eurofactor and at the same time as the signature of the Agreement.

In the event of the termination or breach of the credit insurance policies, Eurofactor has the option to terminate the Agreement without notice. This will also be the case should Eurofactor not be able to benefit entirely or partially from the delegation of the right to the compensation set out above and the effects thereof.

Invoices not paid 90 days after their maturity and at the latest at the time of payment of the indemnity delegated to Eurofactor shall be placed in the Reserve Fund and shall be withdrawn immediately from the auxiliary accounts dedicated to Eurofactor and therefore from the Eurofactor balance.

Article 8 – Guarantee Account

(a)	The Guarantee Account is expressed as a % of the global outstanding amount. It is equal to the rate of non-values (Credit Notes, disputes, refusal to pay, deductions) estimated at 10% completed by 0% as of the date hereof.

(b)	Its minimum is 10% of the outstanding amount.

(c)	It is constituted, upon delivery of Receivables, by a deduction of 10% of their value (including tax) or by payment of the Client.

(d)	The rates defined in (a) and (b) above are readjusted in direct proportion to any variation of more than 0% in the non-values or the global outstanding amount.

(e)	In the event of termination of the Agreement, the rate defined above is increased to 15%. This increase is deducted from the following delivery(ies) of receivables or from the Current Account immediately upon notification of termination of the Agreement. Similarly, the Guarantee Account is made unavailable at a level equivalent to the value observed on the date of notification of said termination.

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Article 9 – Miscellaneous Provisions

The Client undertakes to provide Eurofactor, upon simple request, with a statement of end-of-year discounts, advertising investment or any amounts owed to its clientele using such practices, as well as any factors allowing the balance thereof to be assessed.

Similarly, the Client undertakes to keep Eurofactor informed of any material modification that could have an impact upon the calculation basis used to determine said reserve account.

Upon reception and depending on this indebtedness statement, Eurofactor may set up a BFA/PP reserve account if the debts designated above represent over 5% of each Client’s turnover.

Eurofactor reserves the right to ask the Client to have said statements certified by the company’s statutory auditor or, failing this, by its chartered accountant.

In the event of failure to comply with the obligations set out in this article and independent from any consequences resulting from the general and specific terms and conditions of the factoring agreement, Eurofactor will be entitled to make any adjustments that it considers necessary to the rate and the amount of this reserve account.

Such adjustments can also be carried out after the exercise by Eurofactor of its audit right as set out at Article 12 of the Specific Terms and Conditions.

The information concerning the Debtors that the Client or the CMI, as applicable, are obliged to provide to Eurofactor is restricted to the information of which the Client or the CMI, as applicable, has been made aware.

No event of default will occur under paragraph (c) of Article 21.1 of the general terms and conditions if the change to the shareholding structure of the CMI or a Client results from an intragroup transfer not generating any change of control pursuant to Article L. 233-3-I of the French Commercial Code.

Article 10 – Late Payment Subcontracting Reserve Account

The Client undertakes to keep Eurofactor informed, by any means, and in particular by sending its suppliers general ledger each quarter, of the existence of any subcontracting relating to the invoices assigned by Eurofactor by means of subrogation, with Eurofactor moreover reserving the right to carry out an audit inspection, at its convenience.

Once Eurofactor, in particular via the suppliers general ledger, has noted any late payment due by Clients to any one of its subcontractors, a reserve account equivalent to the total outstanding amount under subcontracting will be put in place. This reserve account will be set up in accordance with the following conditions:

•	Each month, the Clients undertake to declare to Eurofactor the outstanding amount corresponding to the invoicing sub-contracted out;

•	Eurofactor will set up the reserve account and carry out its readjustment on a monthly basis, depending on the total of this outstanding amount and the payment terms and conditions of the sub-contractors.

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In the event of non-compliance by the Clients with the obligations above and more particularly in the event of non-declaration or inaccurate declaration, Eurofactor will have the right to make any adjustments it considers necessary to this reserve account.

Article 11 – Guarantees

The Clients undertake to assign their Guarantee account in favor of Eurofactor, in accordance with the terms of the agreement and deeds of assignment of professional receivables under 3 months.

Copy of the minutes of the deliberations of the Board of Directors or equivalent of Clients having approved this guarantee shall be delivered to EUROFACTOR within 3 months starting from the date of signature of this agreement.

After this deadline, the Clients shall also have delivered to EUROFACTOR the deed of assignment of the professional receivables of the guarantee account in favor of EUROFACTOR and the signed deed of assignment of the professional receivables.

In addition, in accordance with Article 18.4 of the agreement, the minutes of the deliberations of the Boards of Directors or equivalent authorizing the joint and several guarantee for each of the Clients shall be delivered within a period of 3 months.

Article 12 – Audit Right

(a) Subject to having given the client reasonable notice in advance, Eurofactor will have the right to carry out or to have carried out, at least twice per year, a recovery audit for the purpose of ensuring that the Clients are fulfilling the obligations placed upon them on a permanent on-going basis.

(b) The Clients undertake to provide full assistance to Eurofactor for the purpose of the implementation of any circularization procedures, using the letterhead notepaper of their companies, for the receivables assigned via subrogation that Eurofactor could consider necessary for the exercise of its recovery audit right. These circularization procedures will be addressed by the Clients. Answers will be addressed to one of their Statutory Auditors.

(c) With regard to the undertakings made by Eurofactor, the Clients acknowledge that it, as well as any entity or person designated by Eurofactor, has the right to obtain disclosure of all documents and to audit the sincerity and accuracy of the documentation provided in order to ensure compliance by the Clients with their obligations, by carrying out all verifications and audits useful for such purpose (subject to having given the client reasonable notice in advance and to carrying out such verifications and audits during normal working hours). The Clients undertake to facilitate the exercise of this right by Eurofactor, in particular by providing the latter with all necessary assistance.

(d) The Clients undertake to forward to Eurofactor their half-yearly intermediate financial statements and any other financial document in their possession, at the request of Eurofactor.

(e) Starting from 6 months after the Effective Date, the percentage of the Receivables delivered to Eurofactor and still unpaid 90 days after their maturity shall not represent more than 12% of each Client’s turnover. If this were to be the case, Eurofactor could set up a reserve account, sub-account attached to the current account, in order to place any outstanding payments owed at over 60 days in this account.

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Article 13 – Financing Limit

The total financing amount from which the Clients and/or the CMI benefit pursuant to the Agreement cannot exceed the financing limit, i.e.:

•	60 million Euros and according to the following:

•	70% by bank wire transfer

•	30% by Promissory Note.

Upon Delivery of the Receivables to Eurofactor, the breakdown in the financing enjoyed by the Client and/or the CMI pursuant to the Agreement is 70% by bank wire transfer and 30% by Promissory Note.

Article 14 – Electronic Promissory Note

IN THE CONTEXT OF THE FINANCING VIA ELECTRONIC PROMISSORY NOTE, THE FOLLOWING AUTHORIZATION HAS BEEN SET UP:

AUTHORIZATION

Between

The Client

Hereinafter designated the Principal (Mandant)

And

Eurofactor,

Hereinafter designated the Agent (Mandataire)

The Principal is bound to the Agent by factoring agreement no.            signed on                     .

In the context of said factoring agreement, the Agent is led to finance, via deduction from the available balance of the Principal’s current account, opened in its books, the amount of those invoices assigned by contractual subrogation. The Agent may make settlement of such financing by subscribing, at the Principal’s request, for promissory notes made out to the latter.

To this end, the Principal hereby grants express mandate to the Agent to:

•	depose, in its name and on its behalf, promissory notes, subscribed for exclusively in the context of said factoring agreement, with the CAISSE REGIONALE DE CREDIT AGRICOLE MUTUEL DE L’AGENCE ENTREPRISES DE BAYONNE – 869 – (also herein designated the “Bank”) by any means, including via electronic transmission, in view of their being cashed.

•	proceed, in its name and on its behalf, with the assignment of said promissory notes in the context of the provisions of Articles L.313-23 through L.313-35 of the French Monetary and Financial Code governing the assignment of professional receivables, and to this end, to sign all deeds of assignment, references, and to make all designations of the assigned receivables.

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The deposit and assignment of the Promissory Notes being carried out in view of their being cashed by the Bank, a refusal to cash by the Bank will automatically and without any need for any notification whatsoever between the parties lead to full and entire release of the delivery and the assignment, and to the issuance of a bank wire transfer on the same bank account, unless otherwise indicated in advance by the Client, as substitution for the promissory note subscribed for, after refusal notified by the Bank to the Agent in accordance with the procedure in force.

In the context of this authorization, the Agent will also be authorized by the Principal to use the remote transmission service account that the latter may have agreed via EDI contract with the Bank.

This present authorization, granted in accordance with Articles 1984 and following of the French Civil Code, has been executed for an unlimited period and can be revoked at any time by recorded delivery letter with confirmation of receipt by one of the parties; such revocation will come into force upon receipt of this letter by the other party, any transaction agreed prior thereto, i.e. any receivable assignment note drawn up and signed at the time of receipt of said revocation, must be performed through to resolution.

The parties intend to make this authorization subject to the provisions of French law and take their respective registered offices as their official address for this purpose. Any dispute relating to this authorization, in particular concerning the validity, interpretation or performance thereof, will be within the exclusive competence of the Paris Commercial Court (Tribunal de Commerce).

Article 15 – Representations and Communications

In the context of the Agreement,

a) the Client undertakes to set up IT links compliant with the technical specifications, according to the project specifications, in order to allow the transfer to Eurofactor of the following files:

•	the Debtors file

•	the file on entries not closed and not yet due

The first delivery of invoices will be completed after validation of IT tests, in accordance with the Eurofactor technical specifications and subject to the computerized exchanges being compliant.

If Eurofactor is for any reason whatsoever unable to use the electronic transfer, the Client will have to carry out a new transmission of the digital data after having made the corrections necessary.

Eurofactor cannot be held liable for any invoice financing delays generated by any delay in their utilization.

Transmission costs will be borne exclusively by the Client.

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The parties may agree on a different method for the transfer of invoices. In this case, the new transmission method is defined via an amendment and the factoring commission could be revised, depending on the transmission method.

b) The Client undertakes to disclose to Eurofactor, at each transfer:

•	the new outstanding amount transferred as of the date of Assignment

•	payments received and submitted for payment on the following Recovery Accounts:

•	no.: for the Client NA PALI

•	no.: for the Client NA PALI Export

•	no.: for the Client EMERALD COAST

•	no.: for the Client EMERALD COAST Export

•	no.: for the Client KAUAI

•	no.: for the Client LANAI,

•	no.: for the Client SUMBAWA.

•	miscellaneous adjustments (debit and credit) observed between 2 transfers of Receivables

•	value of the invoices and Credit Notes delivered between 2 transfers of Receivables.

Article 16 – Term of the Factoring Agreement

As an exception to Article 22 of the general terms and conditions of the factoring agreement, Eurofactor undertakes to provide the Client or the CMI, as applicable, with services concerning the financing, recovery and collection of the Receivables described in the Agreement for a period of three (3) years.

The CMI may terminate the Agreement at any time, subject to the serving of a three (3) months prior notice by recorded delivery letter with confirmation of receipt addressed to Eurofactor.

In the aforementioned case, the Client or the CMI undertakes to pay the minimum lump-sum balance amount described at Article 2 (iii) herein for a period of 3 years.

After the end of the aforementioned period of 3 years, and unless otherwise decided by the Parties as set out in writing 3 months before the end of the factoring agreement, this agreement will continue, without any need for notification between the Parties, in the form of an unlimited term contract. Therefore, the contractual terms and conditions can then be revised by joint agreement between the Client and Eurofactor.

The agreement may be terminated without notice by Eurofactor by recorded delivery letter with confirmation of receipt in the event of severely reprehensible conduct on the part of the Client and/or if the latter’s situation were to become irremediably compromised, as described at Article 21.2 d) of the general terms and conditions.

If, further to any event, and starting from the occurrence thereof, the Agreement were to remain in force with one single Client only, including the CMI, the Agreement would be automatically terminated without further formalities and with immediate effect.

Unless otherwise stipulated to the contrary, the termination of the Agreement will not impact those duties and obligations of Eurofactor generated prior thereto. Such rights and obligations will remain fully in force up until all amounts owed by the Debtors and/or each Client or the CMI, as applicable, to Eurofactor pursuant to the Agreement have been paid to Eurofactor.

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Article 17 – Assignment

As an exception to paragraph (a) of Article 23.4, Eurofactor will not be able to assign all or part of the rights held under the Agreement without the prior agreement of the Client or the CMI, as applicable, other than to one of its Affiliated Companies.

Article 18 – Indemnification

As an exception to Article 18.3 of the general terms and conditions, each Client or the CMI, as applicable, hereby undertakes to indemnify, at first request, Eurofactor and each Service Provider for any prejudice, costs and expenses of any kind effectively borne by them and directly linked to the non-performance by the Client or, as applicable, the CMI, of any one of the obligations incumbent upon the latter pursuant to the Agreement.

Article 19 – Joint and Several Liability of the Clients

Clause 18.4 of the general terms and conditions is completed by the following provisions:

The joint and several liability introduced by Article 18.4 of the General Terms and Conditions shall apply as follows:

The Company NA PALI is joint and several guarantor of the debts of the companies EMERALD COAST, KAUAI, LANAI and SUMBAWA with regard to Eurofactor.

The companies EMERALD COAST, KAUAI, LANAI and SUMBAWA are joint and several guarantors of the debts of each of the Companies NA PALI, EMERALD COAST, KAUAI, LANAI and SUMBAWA with regard to Eurofactor, up to a ceiling of 20 million Euros, broken down as follows:

- EMERALD COAST:	7 million Euros

- SUMBAWA:	6 million Euros

- KAUAI:	4 million Euros

- LANAI:	3 million Euros

Article 20 – Confidentiality

Article 24 of the general terms and conditions is completed as follows:

The confidentiality undertaking set out at Article 24 does not apply to the disclosure of information to the competent authorities in whose regard this is necessary pursuant to the law or regulations applicable to each of the Parties and to their Affiliated Companies.

Article 21 – List of documents to be provided for each Client

•	An extract from the commercial registry, equivalent to a French certificate of incorporation (extrait k-bis), dated within the past three months or equivalent,

•	Certified copy of the articles of association as currently in force,

•	Original bank details document for each Client,

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•	Copy of an identity document for the executive and the agents,

•	Obtaining of the documents relating to the guarantees set out at Article 11 of Annex 3,

•	Payment of expenses concerning creation of a file totaling 40,000 Euros (excluding tax), paid by the CMI upon the initial delivery,

•	The Client undertakes to transfer to Eurofactor all debenture assets for England,

•	Any document allowing Eurofactor to make formal identification of the effective beneficiaries in accordance with the law in force,

•	Certified copy of the general terms and conditions, specific terms and conditions, and amendments to the credit insurance contracts, as well as any delegation of authority amendments drawn up in favor of Eurofactor, within 30 days,

•	The list, dated within the past 60 days, of all approvals issued by credit insurance companies,

•	An accounting structure diagram for the Client in relation to factoring transactions,

•	The recovery procedure in force,

•	The bank account operating agreement, duly signed by the parties, (accompanied by the duly regularized assignment forms, for a dedicated account),

•	The creation of IT links and validation of the compliance of the computerized exchanged covered by the article Representations and Communication herein.

Article 22 – Signatories

The signatories of this agreement are the legal representatives of the Client and/or the CMI and of Eurofactor or their duly authorized agents.

Executed in Saint Jean de Luz on October 31, 2013

In six original copies

EUROFACTOR

represented by

duly authorized for the purpose of signing the Agreement

NA PALI

represented by Thomas CHAMBOLLE

duly authorized for the purpose of signing the Agreement

EMERALD COAST

represented by Thomas CHAMBOLLE

duly authorized for the purpose of signing the Agreement

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KAUAI

represented by Thomas CHAMBOLLE

duly authorized for the purpose of signing the Agreement

LANAI

represented by Thomas CHAMBOLLE

duly authorized for the purpose of signing the Agreement

SUMBAWA

represented by Thomas CHAMBOLLE

duly authorized for the purpose of signing the Agreement

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ANNEX 4

EUROFACTOR ONLINE (EOL) GENERAL TERMS AND CONDITIONS OF USE

Eurofactor offers to the Clients or the CMI, as applicable, the option to use EOL via the internet. The following terms and conditions apply in using EOL, in addition to the terms and conditions of the agreement.

1.	Scope of the Agreement

EOL will allow the Clients or the CMI, as applicable, to look at the accounts held by Eurofactor and to request information online. The available information indicates the status of the accounts as of the date of the last recorded entry. All updates are made overnight or at weekends. It is expressly stipulated to the Clients or the CMI, as applicable, that the data available is provided for information purpose only and does not constitute acceptance of the balances by Eurofactor.

2.	Access to EOL and User Rights

(a) Access by Clients or the CMI, as applicable, will be protected by password and is achieved thanks to remote data transfer using the application (of profile) of access data and of the password allocated to the Clients or the CMI, as applicable. At the request of the Clients or the CMI, as applicable, several profiles with different user rights can be provided. The Clients or the CMI, as applicable, will be obliged to keep the access data and passwords secret and to avoid any misuse by third parties; they must also ensure that the users employed by their companies also comply with this obligation. If the Clients or the CMI, as applicable, become aware of any misuse of the access data or passwords, they must inform Eurofactor immediately. In the event of misuse, Eurofactor will be entitled to block access to EOL. The Clients or the CMI, as applicable, will be responsible for any misuse caused by them.

(b) Subject to this agreement and in accordance with the present terms and conditions, the Clients or the CMI, as applicable, will be granted simple users rights for EOL, that will be limited to the term of the agreement and that cannot be transferred to third parties. The data requested can only be used by the Clients or the CMI, as applicable, for their own needs. In particular, none of the Clients or the CMI will be authorized to collect, reproduce, copy to other data storage devices or store on any extraction systems any information from the database or any IT programs relating to the database with the aim of external use by third parties.

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3.	Obligations of the Clients or the CMI, as applicable

The Clients or the CMI, as applicable, will be obliged to provide the technical equipment required for access to EOL in their premises, in particular the hardware used and the operating system software, Internet access and an up-to-date browser. Eurofactor will give the Clients or the CMI, as applicable, upon request, information regarding the browser to be used. On-line access will be installed upon request and at the expense of the Clients or the CMI, as applicable. The Clients or the CMI will bear all costs of terminal maintenance and telecommunications costs. In the event of improvements to the software platforms or to any other component part of another technical system by Eurofactor, the Clients or the CMI, as applicable, will be obliged to take the necessary upgrade measures on the software and the hardware being used, in accordance with the information provided by Eurofactor. The Clients or the CMI, as applicable, must use the updated protection software in order to be protected against computer viruses. Eurofactor will not be liable for any damage caused by a virus that could have been avoided by this software.

4.	Modification and interruption of service rights

Eurofactor has the right to modify, adapt or limit the scope of the data provided by EOL. In addition, Eurofactor reserves the right to interrupt EOL at any time.

5.	Copyright

EOL is a Eurofactor database, protected by copyright law. All computer programs related thereto are also covered by this protection. Eurofactor may also exercise rights regarding all other elements of EOL, in particular related utilization rights and copyrights over the content and documents featured therein.

6.	Liability

Eurofactor will select and carry out data maintenance with great care. Eurofactor will not be liable for the accuracy and integrality of any content. Database availability may be temporarily limited for technical reasons, such as necessary maintenance.

Annex 4	2/2